Exhibit 10.39

X-RITE, INCORPORATED

RESTRICTED STOCK AGREEMENT

UNDER THE

X-RITE, INCORPORATED

2006 OMNIBUS LONG TERM INCENTIVE PLAN

Grantee:

Social Security Number:

Grant Date:
Number of Shares Awarded:

Per Share Fair Market Value on Grant Date: $

Release Date:

1. Terms. All of the defined terms contained in this Agreement shall have the same meaning as is set forth in the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan (the “Plan”), and this Agreement is subject to the terms and provisions of that Plan, as amended from time to time. If any inconsistency exists between the provisions of this Agreement and the Plan, the Plan shall govern.

2. Stock Grant. Effective as of the Grant Date, the Grantee has been awarded a restricted stock grant for that number of Shares of the Company’s common stock shown above (the “Shares Awarded”). In no event shall the total number of Shares subject to an award in any calendar year for any individual Grantee under the Plan exceed 125,000. In no event shall the total number of Shares subject to a Restricted Stock award or Restricted Stock Units award in any calendar year for all Grantees under the Plan exceed 200,000.

3. Restriction. Between the date hereof and the release dates shown above, the Shares Awarded shall be subject to the restriction placed on the certificates issued to the Grantee representing the Shares.

4. Forfeiture. In the event the employment relationship between the Company and Grantee terminates during the Restriction Period due to the Grantee’s retirement at age sixty (60) or greater, death, or disability, the restrictions shall be deemed to have lapsed with respect to that portion of the Shares which is proportional to the amount of the Restriction Period which has expired, and if the employment relationship terminates for any other reason, the Committee administering the Plan shall determine the extent to which the restrictions shall have lapsed, if any. “Disability” means a physical or mental infirmity which impairs the Grantee’s ability to substantially perform Grantee’s duties of the Grantee’s regular occupation with the Company, which continues for a period of at least one hundred and eighty (180) consecutive days. In the event of a dissolution or liquidation of the Company, or a merger or consolidation involving the

Company where the Company is not the surviving corporation, the restrictions shall be deemed to have lapsed with respect to all Shares. The Grantee’s rights with respect to those Shares which are not covered by lapsed restrictions provided above in this Section 4, shall be forfeited.

5. Adjustments. In the event of any recapitalization of the Company, then the number of Shares shall be appropriately adjusted as provided in the Plan.

6. Procedure on Forfeiture. In the event of any forfeiture under this Agreement, the certificate representing the forfeited Shares should be returned to the Company immediately on demand. In the event of a failure to comply with any such demand, the Plan authorizes the Company to bring suit to enforce the obligation to return forfeited Shares, and to recover any related costs and expenses, including attorneys’ fees. The Shares are unique property and the Grantee’s obligation to return the forfeited Shares is specifically enforceable by mandatory injunction. Any dispute with respect to the Shares or this Agreement shall be resolved exclusively by the courts seated in Kent County, Michigan, or the Federal District Court for the Western District of Michigan.

7. Post-Employment Competition. In the event the Grantee engages in any activity competitive to any business of the Company that is being actively conducted or planned at the time of termination of Grantee’s employment with the Company, prior to the expiration of two (2) years after such termination of employment, either directly or indirectly, as a proprietor, partner, employee, officer, director, consultant, or holder of any equity interest in any competitive corporation or limited liability company (excluding less than two percent (2%) interest in any publicly traded entity), then Grantee shall forfeit all economic benefits derived by the Grantee with respect to all restricted stock grants granted to the Grantee that were outstanding and not vested as of, or granted after a date, that is six (6) months prior to the date the competitive activity commenced. Forfeiture of economic benefits shall mean payment to the Company of an amount equal to the difference between the price paid by the Grantee for such shares, if any, and the market price for those shares as of the date the restrictions lapsed with respect to those shares.

8. Miscellaneous. This Agreement contains the entire agreement of the parties with respect to its subject matter, and there are no other terms and conditions except as expressly set forth in this Agreement and in the Plan. This Agreement may be amended or modified only by means of a written instrument signed by an authorized representative of the Company and the Grantee. Grantee’s rights pursuant to this Agreement may not be assigned, in whole or in part, directly or indirectly, without the prior written consent of an authorized officer of the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors, and permitted assigns.

X-RITE, INCORPORATED

By

I hereby acknowledge that this Restricted Stock Agreement is subject to all of the terms and conditions of the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan, and that I have received a copy of the Plan and the Company’s most recent proxy statement and annual report furnished to shareholders. I also understand that important income tax consequences are determined by whether I file an election with the Internal Revenue Service pursuant to Section 83 of the Internal Revenue Code of 1986, as amended, and I am not relying on the Company for any tax advice.

Grantee:

Date: